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                                                                     Exhibit 4.1

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of August 27, 2003, between Hybridon, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of December 10, 2001, between the parties hereto.

                                    RECITALS

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Rights Agreement to modify the definition of Acquiring Person to exclude a certain stockholder of the Company from such definition in specified circumstances; and

WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

                                    AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company,
     (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) an Exempted Person. Notwithstanding the foregoing, (x) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding as the result of an acquisition of Common Stock by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company become the Beneficial Owner of any additional Common Stock of the Company and shall then beneficially own 15% or more of the shares of Common Stock then outstanding, then such Person shall be deemed to be an "Acquiring Person" and (y) no Person who was a holder of Series A Preferred Stock on the date of this Agreement shall become an "Acquiring Person" solely as the result of such holder's receipt after the date of this Agreement of additional shares of Series A Preferred Stock as a payment-in-kind dividend (or as a result of the conversion into Common Stock of any such additional shares of Series A Preferred Stock), unless and until such Person becomes the Beneficial

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     Owner of 15% or more of the shares of Common Stock of the Company then outstanding (disregarding for purposes of this calculation (but not for purposes of any other calculation under this Agreement) (1) any Series A Preferred Stock received by such Person after the date of this Agreement as a payment-in-kind dividend and (2) any shares of Common Stock received by such Person as a result of the conversion into Common Stock of any shares of Series A Preferred Stock referred to in the foregoing clause (1)) and
     (z) if the Board determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board), but in any event within 15 Business Days, following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person," for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person.""

2. Section 1 of the Rights Agreement is hereby amended by adding the following section:

     "(oo) "Exempted Person" shall mean Pillar Investment Limited, together with all of its Affiliates and Associates ("Pillar"), unless and until the earlier of such time as Pillar, directly or indirectly, becomes the Beneficial Owner of (x) more than 11,000,000 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and other similar events affecting the Common Stock) or (y) less than 14% of the Common Stock then outstanding, in either of which event, Pillar immediately shall cease to be an Exempted Person."

3. Section 3(a) of the Rights Agreement is hereby amended by deleting the first sentence of Section 3(a) in its entirety and inserting in lieu thereof the following sentence:

           "Section 3. Issuance of Rights.

           (a) Until the earlier of (i) the Close of Business on the tenth Business Day (or such later date as may be determined by the Board) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date that a tender or exchange offer (other than a Permitted Offer) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, or in the case of an Exempted Person, more than 11,000,000 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and other similar events affecting the Common Stock)

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     (the earlier of (i) and (ii) being herein referred to as the "Distribution
     Date"), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company)."

4. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware; provided, however, that all rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.


HYBRIDON, INC.


By: /s/ Stephen R. Seiler

Name: Stephen R. Seiler

Title: Chief Executive Officer

MELLON INVESTORS SERVICES LLC,
as Rights Agent

By: /s/ Lynore LeConche

Name: Lynore LeConche

Title: Vice President